Exhibit 99.01

Commission approves OG&E rate case settlement

Approval includes plan to make Norman the first Positive Energy®Community

OKLAHOMA CITY – The Oklahoma Corporation Commission on Friday signed an order approving a $48 million rate increase for Oklahoma Gas & Electric Company (OG&E). While rates will increase for OG&E customers, the actual amount of monthly bills will be lower as a result of lower natural gas prices. The approval also clears the way for the company to launch an innovative program that will turn Norman into one of the country’s first “smart grid” communities.

By a 3-0 vote, the Commission approved the rate increase for OG&E’s Oklahoma customers – the company’s first increase in base rates since 2006. Residential customers will see a monthly increase of about $6.50. However, that increase will be offset by lower natural gas prices that are allowing OG&E to reduce the fuel costs it passes along to customers. The new rates and lower fuel costs will be put in place in August. The lower fuel costs, which will remain in effect for the next 12 months, will be reviewed in 2010 and adjusted if necessary.

“We believe the Commission’s approval supports a balanced outcome – allowing OG&E to continue to make needed investments in its electric system while providing for economical electricity for our customers,” said Pete Delaney, OGE Energy Corp. chairman, president and CEO.

The Commission also approved OG&E’s proposed rate design which moves rates much closer to the actual cost of service for each rate class. This will provide customers with appropriate price signals in preparation for the deployment of the company’s smart grid program.

Norman will become the company’s first Positive Energy® Community. It will be among the first cities in the country to be equipped with new digital electric meters and hundreds of in-home “energy portals” that will help customers manage their electricity use and save on their bills.

OG&E plans to install 42,000 new digital meters across Norman by next summer. During the same time, about 2,200 Norman residences will be equipped with new programmable thermostats and energy-use devices to help customers track and control their electricity use.

“More than just new technology, OG&E’s smart power initiative will transform the way we operate and interact with customers,” Delaney said. “Our Positive Energy philosophy, which includes smart power, is all about empowering our customers, giving them choices about how they use energy while encouraging them to use it wisely.”

In part because of its significant student population, Norman has a large number of meter-based changes in service that today require OG&E field personnel and vehicles to be dispatched thousands of times a year. Automated meters will allow these transactions to be accomplished in seconds rather than hours or days. This will be more convenient for customers and more cost effective for the utility.

The Norman project is an expansion of OG&E’s 2008 smart power demonstration project in northwest Oklahoma City, which already has earned national attention. In that project, 6,600 digital meters were installed and a test group of 25 residences were equipped with in-home energy-tracking devices.

The pilot program tested a secure, wireless network that provided two-way, real-time communication with digital meters, programmable thermostats and touch-screen information panels. Touch-screen information panels and programmable thermostats allowed customers to better understand how and when they used electricity and adjust consumption as needed.

Customers using the in-home devices during the 2008 test saved about 10 to 15 percent on their electric bills by lowering their overall electricity use and by shifting some of their demand for electricity to times of the day when the rate for a kilowatt hour was lower.

The Norman proposal was a key part of the OG&E filing with the Commission earlier this year. Last month, the company reached a settlement with intervening parties, including the staff of the Commission and the state Attorney General’s office. The company presented the settlement agreement to the Commission at a Wednesday hearing.

In addition to the rate adjustment, the Commission approved:

•	An increase in OG&E’s monthly credit to participants in the Low Income Home Energy Assistance Program. LIHEAP participants will receive a $10 per month credit on their monthly bill.
•	The company’s senior rate program, which will provide a five-month, $5 per month credit to seniors who participate in OG&E’s Time of Use program.
•	The company’s requested recovery rider for implementation of its Norman smart grid program.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves approximately 773,000 electric customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas.